As filed with the Securities and Exchange Commission on March 24, 2004
Registration No. 333-111515

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Santarus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	33-0734433 (I.R.S. Employer Identification Number)

10590 West Ocean Air Drive

Suite 200
San Diego, CA 92130
(858) 314-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald T. Proehl

President and Chief Executive Officer
Santarus, Inc.
10590 West Ocean Air Drive
Suite 200
San Diego, CA 92130
(858) 314-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Adam K. Simpson, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400	Frank H. Golay, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

      Santarus, Inc. has prepared this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-111515) for the purpose of filing with the Securities and Exchange Commission a certain exhibit to the Registration Statement. Amendment No. 3 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee.

Amount to
be Paid

Securities and Exchange Commission registration fee	$13,449
National Association of Securities Dealers Inc. filing fee	9,000
Nasdaq National Market listing fee	100,000
Printing and engraving expenses	225,000
Legal fees and expenses	850,000
Accounting fees and expenses	400,000
Blue sky fees and expenses	20,000
Transfer agent fees and expenses	30,000
Miscellaneous	252,551

Total	$1,900,000

ITEM 14. Indemnification of Directors and Officers.

      As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

      These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

      As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

      Our amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and our amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.10 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

      The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for specified liabilities, including matters arising under the Securities Act.

ITEM 15.	Recent Sales of Unregistered Securities.

      Since January 1, 2000, we have issued unregistered securities to a limited number of persons as described below. All share amounts and per share prices have been retroactively adjusted to give effect to a 1-for-3.5 reverse stock split of our common stock to be effected before the completion of this offering.

(a) On May 19, 2000, we issued 142,855 shares of our common stock at a fair value of $0.175 per share to the educational fund of a national university in consideration of entering into an exclusive license agreement with us and the grant to us of certain license rights.

(b) From October 23, 2000 to February 1, 2001, we executed subordinated convertible notes in favor of certain existing and new investors. In connection with the issuance of these notes, we issued warrants to purchase 167,896 shares of our Series C convertible preferred stock. Each of these warrants has an exercise price of $2.43 and expires on May 1, 2006. Upon completion of this offering, these warrants will automatically become exercisable for 58,121 shares of our common stock. These warrants had a per share fair value of $1.38 using the Black-Scholes valuation model.

(c) On February 28, 2001, each of the subordinated convertible notes referenced above other than that held by Fog City Fund, LLC was satisfied in full by converting such note into shares of our Series C convertible preferred stock. The note held by Fog City Fund, LLC was repaid in full. In connection with the foregoing conversions the number of shares for which each warrant referenced above is exercisable was set in each case according to the following table:

Shares of Series C
Preferred Stock
Name	Underlying Warrants

Windamere LLC	23,456 (1)
St. Paul Venture Capital V, LLC	70,368
Fog City Fund, LLC	41,152
Hale Family Trust UDT 2/10/86, David F. and Linda C. Hale, Trustees	32,920

(1)	Windamere LLC has exercised this warrant and acquired 23,456 shares of our Series C preferred stock. Upon completion of this offering, these shares of Series C preferred stock will convert into 9,438 shares of our common stock. Upon completion of this offering, the outstanding warrants described above will automatically become exercisable for 58,121 shares of our common stock.

(d) On January 26, 2001, we issued 164,284 shares of our common stock at a fair value of $0.175 per share to the University of Missouri in consideration of entering into an exclusive license agreement with us and the grant to us of certain license rights.

(e) In February and March 2001, we issued 13,701,208 shares of our Series C preferred stock at a price of $2.43 per share to various accredited investors for an aggregate issue price of $33,293,935.

Upon completion of this offering, these shares of Series C preferred stock will convert into 5,513,509 shares of our common stock.

(f) In April, October 2002 and December 2003, we issued warrants to purchase an aggregate of 2,139 shares of our common stock with an exercise price of $1.05, $2.10 and $1.75, respectively, to a foundation for education and medical research in connection with services provided to our Medical Advisory Board by an affiliate of the foundation.

(g) In April, May and June 2003, we issued 43,900,000 shares of our Series D preferred stock at a price of $1.2557 per share to various accredited investors for an aggregate issue price of $55,125,230. Upon completion of this offering, these shares of Series D preferred stock will convert into 12,542,697 shares of our common stock.

(h) In April 30, 2003, we issued a warrant to purchase 20,478 shares of our common stock at an exercise price of $4.395 to a European placement agent for services provided in connection with the sale of our Series D preferred stock.

(i) From time to time we have granted options to purchase our common stock to our directors, employees and consultants. Information regarding these grants is set forth below:

•	From January 1, 2000 to December 31, 2000, we granted options to purchase an aggregate of 316,845 shares of our common stock at an exercise price of $0.175 per share pursuant to our 1998 stock option plan;

•	From January 1, 2001 to December 31, 2001, we granted options to purchase an aggregate of 646,570 shares of our common stock at exercise prices ranging from $0.70 to $1.05 per share pursuant to our 1998 stock option plan;

•	From January 1, 2002 to December 31, 2002, we granted options to purchase an aggregate of 246,699 shares of our common stock at exercise prices ranging from $1.05 to $2.10 per share pursuant to our 1998 stock option plan; and

•	From January 1, 2003 to December 31, 2003, we granted options to purchase an aggregate of 2,130,645 shares of our common stock at exercise prices ranging from $0.70 to $3.50 per share pursuant to our 1998 stock option plan.

      For additional information concerning these transactions, please see “Management — Benefit Plans — 1998 Stock Option Plan” in the prospectus.

      The offers, sales and issuances of the securities described in paragraphs (a), (b), (c), (d), (e), (f) and (h) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and any warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs (a), (b), (c), (d), (e), (f) and (h) were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

      The offers, sales and issuances of the preferred stock described in paragraph (g) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs (g) were accredited investors under Rule 501 of Regulation D.

      The offers, sales and issuances of the options and common stock described in paragraph (i) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 1998 stock option plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits.

Exhibit
Numbers	Exhibit Description

1.1**	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.
3.2**	Amended and Restated Bylaws to be in effect upon the closing of this offering.
4.1	Form of Common Stock Certificate.
4.2**	Amended and Restated Investors’ Rights Agreement, dated April 30, 2003, among us and the parties named therein.
4.3**	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated May 19, 2003, among us and the parties named therein.
4.4**†	Stock Restriction and Registration Rights Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
4.5**	Form of Series C Preferred Stock Purchase Warrant.
4.6**	Form of Common Stock Purchase Warrant.
4.7**	Warrant to Purchase Shares of Common Stock, dated April 30, 2003, issued to Rockport Venture Securities, LLC.
5.1**	Opinion of Latham & Watkins LLP.
10.1**†	Stock Purchase Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
10.2**†	Exclusive License Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
10.3**†	Amendment No. 1 to Exclusive License Agreement, dated February 21, 2003, between us and The Curators of the University of Missouri.
10.4**†	License Agreement, dated June 27, 2002, among us, TAP Pharmaceutical Products Inc. and Takeda Chemical Industries, Ltd.
10.5**†	Omeprazole Supply Agreement, dated September 25, 2003, among us, InterChem Trading Corporation and Union Quimico Farmaceutica, S.A.
10.6**†	Manufacturing and Supply Agreement dated, December 19, 2003, between us and Patheon Inc.
10.7**†	Capital Reimbursement Agreement dated, December 19, 2003, between us and Patheon Inc.
10.8**	Office Building Lease, dated August 24, 2001, between us and Torrey View Associates LP.
10.9**	Irrevocable Stand-by Letter of Credit, dated August 24, 2001, issued by UBS PaineWebber Inc.
10.10**#	Form of Indemnification Agreement between us and each of our directors and officers.
10.11**#	1998 Stock Option Plan.
10.12**#	2004 Equity Incentive Award Plan.
10.13**#	Employee Stock Purchase Plan.
10.14**#	Employment Agreement between us and Gerald T. Proehl.
10.15**#	Employment Agreement between us and Debra P. Crawford.
10.16**#	Employment Agreement between us and William C. Denby, III.
10.17**#	Employment Agreement between us and Warren E. Hall.
10.18**#	Employment Agreement between us and Bonnie Hepburn, M.D.
10.19**#	Employment Agreement between us and Julie A. DeMeules.

Exhibit
Numbers	Exhibit Description

23.1**	Consent of Ernst & Young LLP, independent auditors.
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1**	Power of attorney.

**	Previously filed.

#	Indicates management contract or compensatory plan.

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

ITEM 17. Undertakings.

      The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions described in Item 14 or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      We hereby undertake that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Amendment No. 3 to Registration Statement (No. 333-111515) to be signed on our behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 24, 2004.

SANTARUS, INC.

By:	/s/ GERALD T. PROEHL

Gerald T. Proehl
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement (No. 333-111515) has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

/s/ GERALD T. PROEHL Gerald T. Proehl		President and Chief Executive Officer, and Director (Principal Executive Officer)	March 24, 2004

/s/ DEBRA P. CRAWFORD Debra P. Crawford		Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 24, 2004

* David F. Hale		Chairman of the Board	March 24, 2004

* Rodney A. Ferguson, J.D., Ph.D.		Director	March 24, 2004

* Maxine Gowen, Ph.D.		Director	March 24, 2004

* Michael E. Herman		Director	March 24, 2004

* Arthur J. Klausner		Director	March 24, 2004

* Frederik Vincent van der Have		Director	March 24, 2004

*By:	/s/ GERALD T. PROEHL Gerald T. Proehl Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Numbers	Exhibit Description

1.1**	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.
3.2**	Amended and Restated Bylaws to be in effect upon the closing of this offering.
4.1	Form of Common Stock Certificate.
4.2**	Amended and Restated Investors’ Rights Agreement, dated April 30, 2003, among us and the parties named therein.
4.3**	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated May 19, 2003, among us and the parties named therein.
4.4**†	Stock Restriction and Registration Rights Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
4.5**	Form of Series C Preferred Stock Purchase Warrant.
4.6**	Form of Common Stock Purchase Warrant.
4.7**	Warrant to Purchase Shares of Common Stock, dated April 30, 2003, issued to Rockport Venture Securities, LLC.
5.1**	Opinion of Latham & Watkins LLP.
10.1**†	Stock Purchase Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
10.2**†	Exclusive License Agreement, dated January 26, 2001, between us and The Curators of the University of Missouri.
10.3**†	Amendment No. 1 to Exclusive License Agreement, dated February 21, 2003, between us and The Curators of the University of Missouri.
10.4**†	License Agreement, dated June 27, 2002, among us, TAP Pharmaceutical Products Inc. and Takeda Chemical Industries, Ltd.
10.5**†	Omeprazole Supply Agreement, dated September 25, 2003, among us, InterChem Trading Corporation and Union Quimico Farmaceutica, S.A.
10.6**†	Manufacturing and Supply Agreement, dated December 19, 2003, between us and Patheon Inc.
10.7**†	Capital Reimbursement Agreement, dated December 19, 2003, between us and Patheon Inc.
10.8**	Office Building Lease, dated August 24, 2001, between us and Torrey View Associates LP.
10.9**	Irrevocable Stand-by Letter of Credit, dated August 24, 2001, issued by UBS PaineWebber Inc.
10.10**#	Form of Indemnification Agreement between us and each of our directors and officers.
10.11**#	1998 Stock Option Plan.
10.12**#	2004 Equity Incentive Award Plan.
10.13**#	Employee Stock Purchase Plan.
10.14**#	Employment Agreement between us and Gerald T. Proehl.
10.15**#	Employment Agreement between us and Debra P. Crawford.
10.16**#	Employment Agreement between us and William C. Denby, III.
10.17**#	Employment Agreement between us and Warren E. Hall.
10.18**#	Employment Agreement between us and Bonnie Hepburn, M.D.
10.19**#	Employment Agreement between us and Julie A. DeMeules.
23.1**	Consent of Ernst & Young LLP, independent auditors.
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1**	Power of attorney.

**	Previously filed.

#	Indicates management contract or compensatory plan.

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.